UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2013

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Indenture

On August 20, 2013, PHH Corporation (the “Company”) issued $350 million aggregate principal amount of 6.375% Senior Notes due 2021 (the “2021 notes”). The 2021 notes were issued under an existing indenture, dated as of January 17, 2012, (the “Base Indenture”), as supplemented by the Third Supplemental Indenture, dated as of August 20, 2013 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The 2021 notes were issued in a registered offering pursuant to the Company’s registration statement on Form S-3 (No. 333-177723) filed with the Securities and Exchange Commission.

The Company is using the net proceeds of the offering of the 2021 notes, together with available cash, to repurchase up to approximately $350 million outstanding aggregate principal amount of its 9¼% Senior Notes due 2016 (the “2016 notes”) by means of its previously announced tender offer (the “Tender Offer”) and to pay related fees and expenses.

The 2021 notes will mature on August 15, 2021 and bear interest at a rate of 6.375% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2014.

The 2021 notes are the Company’s senior unsecured and unsubordinated obligations and will rank equally in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. Initially, the 2021 notes will not be guaranteed by any of the Company’s subsidiaries. The 2021 notes will be effectively subordinated to all of the Company’s and its subsidiaries’ secured obligations and to any existing and future obligations of the Company’s subsidiaries that do not guarantee the 2021 notes.

Each of the following constitutes an event of default under the Indenture: (1) default for a period of 30 days in payment of any interest on the 2021 notes when due; (2) default in payment of principal of (or premium, if any, on) the 2021 notes; (3) failure to make an offer to repurchase the 2021 notes upon a change of control, as defined in the Indenture, and thereafter accept and pay for 2021 notes tendered when and as required pursuant to the Indenture, or to comply with the consolidation, merger or sale of assets covenant described in the Indenture; (4) default in the performance of any other covenant in the Indenture with respect to the 2021 notes for 90 days after written notice to the Company by the Trustee or by the holders of at least 25% in principal amount of the 2021 notes; and (5) certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary.  If an event of default with respect to the 2021 notes shall occur and be continuing, the Trustee or the holders of 25% in principal amount of the outstanding 2021 notes may declare the principal and accrued interest of all of the 2021 notes to be due and payable immediately.

Prior to August 15, 2017, the 2021 notes may be redeemed at any time and from time to time, at the option of the Company in whole or in part, at a “make-whole” redemption price specified in the Indenture. On or after August 15, 2017, the 2021 notes may be redeemed at any time and from time to time, at the option of the Company in whole or in part, at certain fixed prices specified in the Indenture.

The 2021 notes will not have the benefit of any sinking fund.

Not later than 30 days following the occurrence of a change of control, as defined in the Indenture, the Company is required to offer to purchase all outstanding 2021 notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase. If holders of not less than 90% in aggregate principal amount of the outstanding 2021 notes validly tender and do not withdraw such notes in a change of control offer, the Company will have the right to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption.

The Indenture contains covenants that, among other things: (1) require the Company to maintain a debt to tangible equity ratio not greater than 8.5 to 1; (2) limit the Company’s ability to pay dividends and make distributions on account of or repurchase, its capital stock; (3) limit the ability of the Company and certain of its subsidiaries to create liens on assets; (4) limit the ability to incur subsidiary debt; and (5) restrict the Company’s ability to consolidate, merge or sell its assets. These covenants are subject to certain significant exceptions and qualifications, and if and for so long as the 2021 notes are rated, by at least two rating agencies, equal to or better than Baa3 from Moody’s Investors Service, Inc., BBB- from Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services, LLC, and BBB- from Fitch, Inc., (1) the obligation to make an offer to repurchase the 2021 notes upon a change of control; (2) the requirement that the Company maintain a debt to tangible equity ratio not greater than 8.5 to 1; and (3) the limitation on the ability to incur subsidiary debt and make payments in respect of capital stock will be suspended.

The foregoing summary of the Indenture is qualified in its entirety by reference to the full text of the Base Indenture, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 17, 2012 and is incorporated herein by reference, as supplemented by the Third Supplemental Indenture, a copy of which is filed with this Current Report on Form 8-K (this “Form 8-K”) as Exhibit 4.2 and is incorporated herein by reference.

Relationships

Thomas P. (Todd) Gibbons, one of the Company’s Directors, is Vice Chairman and Chief Financial Officer of the Bank of New York Mellon Corporation, the Bank of New York Mellon, and BNY Mellon, N.A. (collectively “BNY Mellon”). The Company has certain relationships with BNY Mellon, including financial services, commercial banking and other transactions. BNY Mellon is a lender, along with various other lenders, in several of the Company’s credit facilities, functions as the custodian for loan files, and functions as the indenture trustee for certain privately issued convertible senior notes governed by an indenture, dated as of September 29, 2009, certain convertible senior notes and senior notes governed by the Base Indenture, as supplemented by the first supplemental indenture, dated as of January 17, 2012, the second supplemental indenture, dated as of August 23, 2012, and the Third Supplemental Indenture, certain notes issued under an indenture, dated as of November 6, 2000, as supplemented by the fourth supplemental indenture, dated as of August 31, 2006, and the 2016 notes issued under an indenture, dated as of August 11, 2010, as supplemented by the first supplemental indenture, dated as of December 12, 2011, and the Second Supplemental Indenture (as defined herein), in each case, between the Company and BNY Mellon, as well as several vehicle management asset-backed debt facilities. The Company also executes forward loan sales agreements and interest rate contracts with BNY Mellon. These transactions were entered into in the ordinary course of business upon terms, including interest rate and collateral, substantially the same as those prevailing at the time. The fees paid to BNY Mellon, including interest expense, during the three and six months ended June 30, 2013 were customary and not significant.

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. Such underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

Affiliates of each of the underwriters are lenders under the Company’s revolving credit facility. Affiliates of RBC Capital Markets, LLC, CIBC World Markets Corp. and Scotia Capital (USA) Inc. are lenders under the Company’s Canadian credit facility. The Company maintains committed mortgage warehouse facilities with affiliates of J.P. Morgan Securities LLC, RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC. Additionally, Merrill Lynch, Pierce, Fenner & Smith Incorporated is affiliated with Merrill Lynch Home Loans, a division of Bank of America, N.A., one of the Company’s largest private-label clients. Furthermore, the Company intends to use the proceeds of the offering, along with cash on hand, to pay the applicable consideration, accrued and unpaid interest on the tendered 2016 notes and related fees and expenses in connection with the Tender Offer and related consent solicitation, and has engaged Citigroup Global Markets Inc., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as dealer managers for the Tender Offer and solicitation agents for the consent solicitation, for which Citigroup Global Markets Inc., Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive customary fees. Certain of the underwriters may hold 2016 notes and would, if such 2016 notes were tendered and accepted in the Tender Offer, receive a pro rata portion of the proceeds therefrom. BNY Mellon Capital Markets, LLC, an affiliate of the trustee of the Indenture, is an underwriter of the 2021 notes.

Supplemental Indenture

The disclosure provided in Item 8.01 of this Form 8-K with respect to the Second Supplemental Indenture is hereby incorporated by reference into this Item 1.01.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Form 8-K and the disclosure provided in Item 8.01 of this Form 8-K with respect to the Second Supplemental Indenture are hereby incorporated by reference into this Item 2.03.

Item 8.01.  Other Events.

On August 20, 2013, the Company issued a press release announcing the closing of the offering of the 2021 notes and receipt of the requisite consents in the Tender Offer and related consent solicitation pursuant to its Offer to Purchase and Consent Solicitation Statement, dated August 6, 2013 (as amended from time to time, the “Statement”), to enter into the Second Supplemental Indenture, dated as of August 20, 2013 (the “Second Supplemental Indenture”), between the Company and the Trustee, to the indenture governing the 2016 notes (as previously amended, the “2016 notes Indenture”). The Company also announced that it is extending the Total Consideration (as defined in the Statement) to any holders of the 2016 notes who validly tender their 2016 notes at or prior to 11:59 p.m., New York City time, on September 3, 2013 (the “Offer Expiration Date”), subject to the proration procedures described in the Statement, in order to provide prospective participants in the Tender Offer additional time to consider tendering their 2016 notes and receive such Total Consideration.

As of 5:00 p.m., New York City time, on August 19, 2013 (the “Consent Expiration Date”), more than a majority of the outstanding 2016 notes had been tendered. In accordance with the proration procedures of the Tender Offer, the Company exercised its option to accept for purchase and settle the Tender Offer with respect to 77.78% of 2016 notes that were validly tendered at or prior to the Consent Expiration Date (the “Early Settlement”). Such Early Settlement occurred on August 20, 2013, concurrently with the closing of the offering of the 2021 notes. The Tender Offer will expire on the Offer Expiration Date, unless extended or earlier terminated by the Company.

The Second Supplemental Indenture modifies the covenants contained in the 2016 notes Indenture to conform them with the covenants in the indenture governing the Company’s 7.375% Senior Notes due 2019. A copy of the Second Supplemental Indenture is filed with this Form 8-K as Exhibit 4.4 and is incorporated herein by reference.

The full text of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1

Indenture, dated as of January 17, 2012, between PHH Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 17, 2012).

4.2	Third Supplemental Indenture, dated August 20, 2013, between PHH Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.3	Form of 6.375% Senior Note due 2021 (included as part of Exhibit 4.2).
4.4	Second Supplemental Indenture, dated as of August 20, 2013, between PHH Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee.
5.1	Opinion of DLA Piper LLP (US) with respect to legality of the 2021 notes.
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
99.1	Press Release of PHH Corporation, dated August 20, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ William F. Brown
Name:	William F. Brown
Title:	Senior Vice President, General Counsel and Secretary

Dated: August 20, 2013